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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           (AMENDMENT NO. _________)*



                                Andover.Net, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock Par Value $.01
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   034318 10 5
--------------------------------------------------------------------------------
                                 (CUSIP Number)

     Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).










                                     Page 1
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CUSIP NO.    034318 10 5              13G                                 PAGE 2


1   NAME OF REPORTING PERSON    S.S. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON


     TA/Advent VIII L.P.                                              04-3334380
     TA/Atlantic & Pacific IV L.P.                                    04-3465628
     TA Executives Fund LLC                                           04-3398534
     TA Investors LLC                                                 04-3395404


2   CHECK THE BOX IF A MEMBER OF A GROUP*
                                                                         (a) /X/

                                                                         (b) / /

3   SEC USE ONLY


4   CITIZENSHIP OR PLACE OF ORGANIZATION

     TA/Advent VIII L.P.                                                Delaware
     TA/Atlantic & Pacific IV L.P.                                      Delaware
     TA Executives Fund LLC                                             Delaware
     TA Investors LLC                                                   Delaware

                   5          SOLE VOTING POWER

    NUMBER OF                 TA/Advent VIII L.P.                      1,592,871
                              TA/Atlantic & Pacific IV L.P.              726,351
                              TA Executives Fund LLC                      30,263
      SHARES                  TA Investors LLC                            31,856

                   6          SHARED VOTING POWER
   BENEFICIALLY                    N/A

     OWNED BY
                   7          SOLE DISPOSITIVE POWER
       EACH
                              TA/Advent VIII L.P.                      1,592,871
    REPORTING                 TA/Atlantic & Pacific IV L.P.              726,351
                              TA Executives Fund LLC                      30,263
                              TA Investors LLC                            31,856

                   8          SHARED DISPOSITIVE POWER
       WITH                        N/A


9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     TA/Advent VIII L.P.                                               1,592,871
     TA/Atlantic & Pacific IV L.P.                                       726,351
     TA Executives Fund LLC                                               30,263
     TA Investors LLC                                                     31,856

10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     TA/Advent VIII L.P.                                                  10.62%
     TA/Atlantic & Pacific IV L.P.                                         4.84%
     TA Executives Fund LLC                                                0.20%
     TA Investors LLC                                                      0.21%

12  TYPE OF REPORTING PERSON

     Each entity is a Limited Partnership


                       SEE INSTRUCTION BEFORE FILLING OUT!



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ATTACHMENT TO FORM 13G                                                    PAGE 3

ITEM 1 (a)    NAME OF ISSUER: Andover.Net, Inc.

ITEM 1 (b)    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              50 Nagog Park
              Acton, MA  01720

ITEM 2 (a)    NAME OF PERSON FILING:
              TA/Advent VIII L.P.
              TA/Atlantic and Pacific IV L.P.
              TA Executives Fund LLC
              TA Investors LLC.

ITEM 2 (b)    ADDRESS OF PRINCIPAL BUSINESS OFFICE:
              c/o TA Associates
              125 High Street, Suite 2500
              Boston, MA  02110

ITEM 2 (c)    CITIZENSHIP: Not Applicable

ITEM 2 (d)    TITLE AND CLASS OF SECURITIES: Common

ITEM 2 (e)    CUSIP NUMBER: 034318 10 5

ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b) OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A: Not Applicable

ITEM 4        OWNERSHIP
ITEM 4 (a)     AMOUNT BENEFICIALLY OWNED:                           COMMON STOCK
                                                                    ------------
               TA/Advent VIII L.P.                                     1,592,871
               TA/Atlantic and Pacific IV L.P.                           726,351
               TA Executives Fund LLC                                     30,263
               TA Investors LLC                                           31,856

ITEM 4 (b)     PERCENT OF CLASS                                       PERCENTAGE
                                                                      ----------
               TA/Advent VIII L.P.                                        10.62%
               TA/Atlantic and Pacific IV L.P.                             4.84%
               TA Executives Fund LLC                                      0.20%
               TA Investors LLC                                            0.21%

ITEM 4 (c)    NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:
               (i)    SOLE POWER TO VOTE OR DIRECT THE VOTE:        COMMON STOCK
               TA/Advent VIII L.P.                                     1,592,871
               TA/Atlantic and Pacific IV L.P.                           726,351
               TA Executives Fund LLC                                     30,263
               TA Investors LLC                                           31,856

               (ii)   SHARED POWER TO VOTE OR DIRECT THE VOTE:            N/A

               (iii) SOLE POWER TO DISPOSE OR DIRECT                COMMON STOCK
                     THE DISPOSITION:
               TA/Advent VIII L.P.                                     1,592,871
               TA/Atlantic and Pacific IV L.P.                           726,351
               TA Executives Fund LLC                                     30,263
               TA Investors LLC                                           31,856

               (iv)   SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION    N/A





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                                                                          PAGE 4

ITEM 5        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS: Not Applicable

ITEM 6        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

               Not Applicable


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY THAT ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

               Not Applicable

ITEM 8        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

               This schedule 13G is filed pursuant to Rule 13d-1(c). For the agreement of group members to a joint filing, see below.

ITEM 9        NOTICE OF DISSOLUTION OF GROUP: Not Applicable

ITEM 10       CERTIFICATION: Not Applicable

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                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                       2/14/00
                                                -------------------------
                                                         Date

                                                /s/ Katherine S. Cromwell
                                                -------------------------
                                                       Signature

                                                   Managing Director
                                                -------------------------
                                                       Name/Title





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AGREEMENT FOR JOINT FILING

Advent VII L.P., Advent New York L.P., Advent Atlantic and Pacific II L.P., and TA Venture Investors Limited Partnership, hereby agree that TA Associates shall file with the Securities and Exchange Commission a joint schedule 13G on behalf of the above-named parties concerning their beneficial ownership of Andover.Net, Inc.

Dated:

TA/ADVENT VIII L.P.
By:  TA Associates VIII LLC, its General Partner
By:  TA Associates, Inc. its Manager

By:
        Katherine S. Cromwell, Managing Director

TA/ATLANTIC AND PACIFIC IV L.P.
By:  TA AAP IV Partners L.P., its General Partner
By:  TA Associates, Inc. its General Partner

By:
        Katherine S. Cromwell, Managing Director

TA EXECUTIVES FUND LLC
By:  TA Associates, Inc., its Manager

By:
        Katherine S. Cromwell, Managing Director

TA INVESTORS LLC
By:  TA Associates, Inc., its Manager

By:
        Katherine S. Cromwell, Managing Director